Exhibit 99.1

CENCORA REPORTS FISCAL 2026 FOURTH QUARTER AND FISCAL YEAR END RESULTS
Fourth Quarter Revenue of $88.4 Billion up 5.5 Percent. GAAP Diluted EPS of $2.71 and Adjusted Diluted EPS of $4.66
Fiscal Year 2026 Revenue of $337.4 Billion up 5.0 Percent. GAAP Diluted EPS of $17.95 and Adjusted Diluted EPS of $17.97
Fiscal 2027 Adjusted Diluted EPS Expected to be in the Range of $19.40 to $19.75, reflecting growth of 8 percent to 10 percent
Company introduces new reportable segments and provides segment-level long-term growth targets
Company increases its quarterly dividend by 10 percent

CONSHOHOCKEN, PA, November 4, 2026 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2026 fourth quarter ended September 30, 2026, revenue increased 5.5 percent to $88.4 billion. Revenue increased 5.0 percent to $337.4 billion for fiscal year 2026. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.71 for the fourth quarter of fiscal 2026, compared to $(1.75) in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 21.4 percent to $4.66 in the fiscal fourth quarter. For fiscal year 2026, diluted GAAP EPS increased 125.5 percent to $17.95. For fiscal year 2026, adjusted diluted EPS increased 12.3 percent to $17.97.

“Fiscal 2026 was a pivotal year for Cencora, as we expanded our MSO platform through the acquisition of OneOncology, sharpened the focus of our portfolio and delivered record results,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “These actions laid the foundation and position us to move forward with significant momentum and clear strategic priorities.”

“As we enter fiscal 2027, our new operating model is designed to strengthen our execution and provide visibility to our progress,” Mr. Mauch continued. “By uniting our specialty businesses and elevating the voices of our customers, we are better able to advance our purpose and deliver sustained value for our shareholders.”

Fourth Quarter Fiscal Year 2026 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$88.4B	$88.4B
Gross Profit	$3.6B	$3.6B
Operating Expenses	$2.7B	$2.3B
Operating Income	$907M	$1.2B
Interest Expense, Net	$136M	$136M
Effective Tax Rate	32.8%	20.2%
Net Income Attributable to Cencora	$519M	$893M
Diluted Earnings Per Share	$2.71	$4.66
Diluted Shares Outstanding	191.7M	191.7M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2026, revenue was $88.4 billion, up 5.5 percent compared to the same quarter in the previous fiscal year, reflecting a 5.4 percent increase in revenue within the U.S. Healthcare Solutions segment and a 5.1 percent increase in revenue within the International Healthcare Solutions segment.

•Gross Profit: Gross profit in the fourth quarter of fiscal 2026 was $3.6 billion, a 21.9 percent increase compared to the same quarter in the previous fiscal year, primarily due to increases in gross profit in both reportable segments. Gross profit as a percentage of revenue was 4.08 percent, an increase of 55 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions’ gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by increased sales of GLP-1s, which have lower gross profit margins.

•Operating Expenses: In the fourth quarter of fiscal 2026, operating expenses were $2.7 billion, an 8.2 percent decrease compared to the same quarter in the previous fiscal year, primarily due to the $723.9 million PharmaLex goodwill impairment charge recorded in the prior year quarter. The decrease in operating expenses was partially offset by operating expenses from OneOncology acquired in February 2026.

•Operating Income: In the fourth quarter of fiscal 2026, operating income was $906.8 million, an increase of $888.3 million compared to the same period in the previous fiscal year, due to the increase in gross profit and decrease in operating expenses. Operating income as a percentage of revenue was 1.03 percent in the fourth quarter of fiscal 2026 compared to 0.02 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fourth quarter of fiscal 2026, net interest expense was $136.3 million, an increase of $58.5 million versus the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and entering into variable-rate term loans to finance a portion of the February 2026 acquisition of OneOncology and a decrease in interest income.

•Income Tax Expense: Income tax expense was $258.1 million in the fourth quarter of fiscal 2026 compared to $146.0 million in the prior year quarter primarily due to discrete tax items, net expense in the current year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.71 in the fourth quarter of fiscal 2026, compared to $(1.75) in the previous fiscal year’s fourth quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2026 were 191.7 million, a decrease of 1.1 percent versus the prior fiscal year fourth quarter due to share repurchases.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2026, revenue was $88.4 billion, up 5.5 percent compared to the same quarter in the previous fiscal year, reflecting a 5.4 percent increase in revenue within the U.S. Healthcare Solutions segment and a 5.1 percent increase in revenue within the International Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the fourth quarter of fiscal 2026 was $3.6 billion, a 23.0 percent increase compared to the same quarter in the previous fiscal year, primarily due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 4.04 percent in the fiscal 2026 fourth quarter, an increase of 57 basis points when compared to the prior year quarter primarily due to the increase in U.S. Healthcare Solutions gross profit margin as a result of the February 2026 acquisition of OneOncology, offset in part by increased sales of GLP-1s, which have lower gross profit margins.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2026, adjusted operating expenses were $2.3 billion, a 23.5 percent increase compared to the same quarter in the previous fiscal year, primarily driven by higher expenses as a result of the February 2026 acquisition of OneOncology.

•Adjusted Operating Income: In the fourth quarter of fiscal 2026, adjusted operating income was $1.2 billion, a 22.1 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.41 percent in the fiscal 2026 fourth quarter, an increase of 19 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fourth quarter of fiscal 2026, net interest expense was $136.3 million, an increase of $58.5 million versus the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and entering into variable-rate term loans to finance a portion of the February 2026 acquisition of OneOncology and a decrease in interest income.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.2 percent for the fourth quarter of fiscal 2026 compared to 20.6 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.66 in the fourth quarter of fiscal 2026, a 21.4 percent increase compared to $3.84 in the previous fiscal year’s fourth quarter.

•Adjusted Diluted Shares Outstanding: Adjusted diluted weighted average shares outstanding for the fourth quarter of fiscal 2026 were 191.7 million, a decrease of 1.8 percent versus the prior fiscal year fourth quarter due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. Additionally, other businesses for which the Company is exploring strategic alternatives have been grouped together in Other. These businesses include MWI Animal Health, Profarma, U.S. Consulting Services (which was divested in April 2026), and certain components of PharmaLex.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $78.3 billion in the fourth quarter of fiscal 2026, an increase of 5.4 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of specialty products to health systems and physician practices and increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class. The revenue growth was offset in part by a decline in manufacturer prices related to certain brand pharmaceutical products and lower sales to our large mail order customer. Segment operating income of $997.6 million in the fourth quarter of fiscal 2026 was up 22.0 percent compared to the same period in the previous fiscal year due to an increase in gross profit, as a result of increased pharmaceutical sales and the February 2026 acquisition of OneOncology, offset in part by an increase in operating expenses.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.8 billion in the fourth quarter of fiscal 2026, an increase of 5.1 percent compared to the same period in the prior fiscal year due to growth in all businesses within this reportable segment. Segment operating income in the fourth quarter of fiscal 2026 was $152.1 million, an increase of 16.4 percent, primarily due to increased operating income at our Canadian and global specialty logistics businesses. On a constant currency basis, International Healthcare Solutions revenue increased by 7.8 percent and operating income increased by 18.9 percent.

Other

Revenue in Other was $2.3 billion in the fourth quarter of fiscal 2026, an increase of 10.1% compared to the same period in the prior fiscal year primarily due to growth at Profarma and MWI Animal Health, offset in part by decreases in sales at our consulting services businesses primarily due to the April 2026 divestiture of U.S. Consulting Services. Operating income in Other in the fourth quarter of fiscal 2026 was $101.1 million, an increase of 35.8 percent, primarily due to an increase in operating income at MWI Animal Health due to business growth and, to a lesser extent, a decline in depreciation expense resulting from its classification as held for sale.

Fiscal Year 2026 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$337.4B	$337.4B
Gross Profit	$13.9B	$13.5B
Operating Expenses	$9.9B	$8.6B
Operating Income	$3.9B	$4.8B
Interest Expense, Net	$490M	$490M
Effective Tax Rate	23.6%	19.5%
Net Income Attributable to Cencora	$3.5B	$3.5B
Diluted Earnings Per Share	$17.95	$17.97
Diluted Shares Outstanding	194.1M	194.1M

Summary Fiscal Year GAAP Results

    In fiscal year 2026, GAAP diluted EPS was $17.95 compared to $7.96 in the prior fiscal year. Revenue increased 5.0 percent from the prior fiscal year to $337.4 billion. Gross profit increased 20.8 percent to $13.9 billion primarily due to increases in gross profit in both reportable segments and a higher LIFO credit in the current fiscal year compared to the prior fiscal year, offset in part by lower gains from antitrust litigation settlements in the current fiscal year compared to the prior fiscal year. Operating expenses increased 12.3 percent largely due to increased distribution, selling, and administrative expenses, primarily due to the February 2026 acquisition of OneOncology and the January 2025 acquisition of Retina Consultants of America (RCA). Operating expense growth was offset in part by lower impairment charges in the current fiscal year compared to the prior fiscal year. Operating income increased 49.5 percent due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income margin increased by 34 basis points to 1.16 percent. Diluted weighted average shares outstanding in fiscal 2026 were 194.1 million, down 0.6 percent from the prior fiscal year primarily due to share repurchases.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2026, adjusted diluted EPS was $17.97 compared to $16.00 in the prior fiscal year. Revenue increased 5.0 percent to $337.4 billion. Adjusted gross profit increased 20.0 percent to $13.5 billion primarily due to increases in gross profit in both reportable segments. Adjusted operating expenses increased 23.7 percent to $8.6 billion largely driven by an increase in distribution, selling, and administrative expenses, primarily due to the February 2026 acquisition of OneOncology and the January 2025 acquisition of RCA. Adjusted operating income increased 14.0 percent to $4.8 billion due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income margin increased by 12 basis points to 1.43 percent, primarily due to the February 2026 acquisition of OneOncology and the January 2025 acquisition of RCA. Diluted weighted average shares outstanding in fiscal 2026 were 194.1 million, down 0.6 percent from the prior fiscal year primarily due to share repurchases.

Recent Company Highlights

•Cencora announced a new organizational and financial reporting structure intended to strengthen execution and improve visibility.
•Cencora announced it has signed a definitive agreement to acquire American Oncology Network, a physician-led network of more than 350 oncology providers across 21 states.
•The Company has signed a definitive agreement to sell its stake in Profarma, and the transaction is expected to close in the first quarter of fiscal 2027.

Dividend Declaration

    On November 3, 2026, the Company declared a quarterly dividend of $0.66 per common share, a 10 percent increase in its quarterly dividend rate from $0.60 per common share. The quarterly dividend of $0.66 per common share is payable November 30, 2026, to stockholders of record at the close of business on November 13, 2026.

Reportable Segments (revised as of October 1, 2026)

In order to advance its growth priorities, Cencora recently completed a restructuring of its operating model intended to strengthen execution and improve visibility. As a result of this restructuring, the Company has reorganized all business components within the U.S. Healthcare Solutions and International Healthcare Solutions reportable segments. Beginning in the first quarter of fiscal 2027, the Company’s reporting structure will be comprised of Pharmaceutical Distribution and Services, Specialty Pharmaceutical and Provider Services, and Other. The Pharmaceutical Distribution and Services reportable segment will consist of U.S. and international wholesale pharmaceutical distribution and related services that support health systems, retail pharmacies, and alternate sites of care. The Specialty Pharmaceutical and Provider Services reportable segment will consist of specialty distribution services to physician practices, management services organizations, World Courier and third-party logistics (3PL) services, Innomar and strategic components of PharmaLex. Other, which is not considered a reportable segment, will continue to consist of businesses for which the Company is exploring strategic alternatives, including MWI Animal Health, Profarma, and the other components of PharmaLex.

Fiscal Year 2027 Expectations

The Company does not provide forward-looking expectations on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2027 Expectations on an Adjusted (non-GAAP) Basis

	2027 Expectations	Fiscal 2026 Actuals
Revenue	3% to 5% growth	$337.4B
Pharmaceutical Distribution and Services(1)	4% to 6% growth	$284.5B
Specialty Pharmaceutical and Provider Services(1)	9% to 14% growth	$45.4B
Other(2)	~$3.5B	$8.7B
Adjusted operating income	4% to 6% growth	$4.8B
Pharmaceutical Distribution and Services(1)	2% to 4% growth	$2.7B
Specialty Pharmaceutical and Provider Services(1)	18% to 21% growth	$1.7B
Other(2)	~$200M	$393M
Adjusted diluted earnings per share	$19.40 to $19.75	$17.97
Net interest expense	$490M to $510M	$490M
Adjusted effective tax rate	~20%	19.5%
Diluted weighted average shares outstanding	~190M	194.1M
Adjusted free cash flow	~$3.5B	$3.8B
Capital expenditures	~$1.0B	$910M

(1) For further detail on fiscal 2026 revised reportable segment information, please reference Exhibit 99.1 to the Company’s Form 8-K to be furnished November 4, 2026.

(2) The Company’s fiscal year 2027 expectations contemplate the sale of the equity interest in Profarma closing in the first fiscal quarter and assume a March 31, 2027 closing of the MWI Animal Health merger with Covetrus.

Long-Term Growth Targets

The Company is reaffirming its long-term growth target that contemplates adjusted operating income growth of 7% to 10% and adjusted diluted EPS growth of 10% to 14%.

To reflect the Company’s new reporting structure, the Company is introducing long-term adjusted operating income growth targets for its newly defined segments:

Long-Term Growth Targets
Adjusted Operating Income	7% to 10%
Pharmaceutical Distribution and Services Segment Operating Income(1)	Mid-single digit percent growth
Specialty Pharmaceutical and Provider Services Segment Operating Income(1)	Mid-teens percent growth
Capital Deployment	3% to 4%
Adjusted Diluted EPS	10% to 14%

(1) For further detail on fiscal 2026 revised reportable segment information, please reference Exhibit 99.1 to the Company’s Form 8-K to be furnished November 4, 2026.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 4, 2026. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. The live call will be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year.

Upcoming Investor Event

Cencora management will be attending the following investor event in the coming months:

•J.P. Morgan Healthcare Conference, January 11-14, 2027.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #16 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2026	% of Revenue	Three Months Ended September 30, 2025	% of Revenue	% Change
Revenue	$88,354,530		$83,728,554		5.5%

Cost of goods sold	84,754,008		80,774,977		4.9%

Gross profit [1]	3,600,522	4.08%	2,953,577	3.53%	21.9%

Operating expenses:
Distribution, selling, and administrative	2,172,906	2.46%	1,748,866	2.09%	24.2%
Depreciation and amortization	266,242	0.30%	258,770	0.31%	2.9%
Litigation and opioid-related expenses, net	12,066		14,408
Acquisition and divestiture-related deal and integration expenses, net [2]	177,375		100,114
Restructuring and other expenses, net	65,127		89,032
Goodwill impairment [3]	—		723,884
Total operating expenses	2,693,716	3.05%	2,935,074	3.51%	(8.2)%

Operating income	906,806	1.03%	18,503	0.02%	4,800.9%

Other (income) loss, net [4]	(16,690)		127,714
Interest expense, net	136,288		77,833		75.1%

Income (loss) before income taxes	787,208	0.89%	(187,044)	(0.22)%	520.9%

Income tax expense	258,108		146,027

Net income (loss)	529,100	0.60%	(333,071)	(0.40)%	258.9%

Net income attributable to noncontrolling interests	(9,698)		(6,633)

Net income (loss) attributable to Cencora, Inc.	$519,402	0.59%	$(339,704)	(0.41)%	252.9%

Earnings per share:
Basic	$2.72		$(1.75)		255.4%
Diluted	$2.71		$(1.75)		254.9%

Weighted average common shares outstanding:
Basic	190,827		193,899		(1.6)%
Diluted	191,741		193,899		(1.1)%
 ________________________________________

1    Includes a $38.4 million gain from antitrust litigation settlements, a $5.6 million LIFO credit, and Türkiye foreign currency remeasurement expense of $15.4 million in the three months ended September 30, 2026. Includes a $5.4 million gain from antitrust litigation settlements, a $57.0 million LIFO credit, and Türkiye foreign currency remeasurement expense of $13.2 million in the three months ended September 30, 2025.

2 Includes $93.9 million and $46.7 million of adjustments to RCA and OneOncology equity units in the three months ended September 30, 2026 and 2025, respectively. The Company also increased its estimate for contingent consideration related to the RCA acquisition by $16.8 million and $19.6 million in the three months ended September 30, 2026 and 2025, respectively.

3 Represents a goodwill impairment charge related to PharmaLex in the three months ended September 30, 2025.

4 Includes a $113.5 million impairment of an equity investment and a $16.5 million loss on the remeasurement of an equity investment in the three months ended September 30 2025.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2026	% of Revenue	Fiscal Year Ended September 30, 2025	% of Revenue	% Change
Revenue	$337,397,299		$321,332,819		5.0%

Cost of goods sold	323,529,132		309,854,280		4.4%

Gross profit [1]	13,868,167	4.11%	11,478,539	3.57%	20.8%

Operating expenses:
Distribution, selling, and administrative	8,078,219	2.39%	6,493,842	2.02%	24.4%
Depreciation and amortization	1,045,434	0.31%	1,051,075	0.33%	(0.5)%
Litigation and opioid-related (credit) expenses, net [2]	(148,870)		60,671
Acquisition and divestiture-related deal and integration expenses, net [3]	533,027		291,044
Restructuring and other expenses, net	180,794		229,422
Impairment of assets, including goodwill [4]	249,498		723,884
Total operating expenses	9,938,102	2.95%	8,849,938	2.75%	12.3%

Operating income	3,930,065	1.16%	2,628,601	0.82%	49.5%

Other (income) loss, net [5]	(1,140,611)		78,717
Interest expense, net	489,862		291,548		68.0%

Income before income taxes	4,580,814	1.36%	2,258,336	0.70%	102.8%

Income tax expense	1,079,393		690,522

Net income	3,501,421	1.04%	1,567,814	0.49%	123.3%

Net income attributable to noncontrolling interests	(17,522)		(13,645)

Net income attributable to Cencora, Inc.	$3,483,899	1.03%	$1,554,169	0.48%	124.2%

Earnings per share:
Basic	$18.03		$8.02		124.8%
Diluted	$17.95		$7.96		125.5%

Weighted average common shares outstanding:
Basic	193,178		193,820		(0.3)%
Diluted	194,090		195,214		(0.6)%
 ________________________________________

1    Includes a $72.5 million gain from antitrust litigation settlements, a $387.5 million LIFO credit, and Türkiye foreign currency remeasurement expense of $53.9 million in the fiscal year ended September 30, 2026. Includes a $236.4 million gain from antitrust litigation settlements, a $76.9 million LIFO credit, and Türkiye foreign currency remeasurement expense of $49.6 million in the fiscal year ended September 30, 2025.

2    Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation and an $86.8 million credit related to a derivative lawsuit settlement in the fiscal year ended September 30, 2026.

3 Includes $246.7 million and $121.7 million of adjustments to RCA and OneOncology equity units in the fiscal years ended September 30, 2026 and 2025, respectively. The Company also increased its estimate for contingent consideration related to the RCA acquisition by $16.8 million and $19.6 million in the fiscal years ended September 30, 2026 and 2025, respectively.

4 Impairment of assets, including goodwill, related to our U.S. Consulting Services business, which was divested in April 2026, in the fiscal year ended September 30, 2026. Represents a goodwill impairment charge related to PharmaLex in the fiscal year ended September 30, 2025.

5 In connection with the acquisition of OneOncology, the Company recorded a $1.1 billion gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology in the fiscal year ended September 30, 2026. Includes a $113.5 million impairment of an equity investment and a $35.5 million loss on the divestiture of non-core businesses, offset in part by the Company’s portion of an equity method investment’s gain on the sale of a business of $39.7 million and a $14.1 million gain on the remeasurement of an equity investment in the fiscal year ended September 30, 2025.

CENCORA, INC.
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2026	2025	2026	2025
Basic shares outstanding	190,827	193,899	193,178	193,820
Restricted stock unit and stock option dilution	914	—	912	1,394
GAAP diluted shares outstanding	191,741	193,899	194,090	195,214
Restricted stock unit and stock option dilution [1]	—	1,441	—	—
Non-GAAP diluted shares outstanding	191,741	195,340	194,090	195,214

1 For the non-GAAP presentation, diluted weighted average common shares outstanding was adjusted to include the impact of the restricted stock units and stock options that were antidilutive for the GAAP presentation for the three months ended September 30, 2025.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$3,600,522	$2,693,716	$906,806	$787,208	$258,108	$519,402	$2.71
Gains from antitrust litigation settlements	(38,355)	—	(38,355)	(38,355)	(526)	(37,829)	(0.20)
LIFO credit	(5,595)	—	(5,595)	(5,595)	(1,549)	(4,046)	(0.02)
Türkiye highly inflationary impact	15,439	—	15,439	15,863	—	15,863	0.08
Acquisition-related intangibles amortization	—	(116,035)	116,035	116,035	(9,461)	132,128	0.69
Litigation and opioid-related expenses	—	(12,066)	12,066	12,066	43,071	(31,005)	(0.16)
Acquisition and divestiture-related deal and integration expenses, net	—	(177,375)	177,375	177,375	20,356	157,019	0.82
Restructuring and other expenses, net	—	(65,127)	65,127	65,127	(5,249)	70,376	0.37
Other, net	—	—	—	(13,718)	(6,570)	(7,148)	(0.04)
Tax discrete items [1]	—	—	—	7,004	(71,523)	78,527	0.41
Adjusted Non-GAAP	$3,572,011	$2,323,113	$1,248,898	$1,123,010	$226,657	$893,287	$4.66

Adjusted Non-GAAP % change vs. prior year quarter	23.0%	23.5%	22.1%	17.5%	14.9%	19.0%	21.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.08%	4.04%
Operating expenses	3.05%	2.63%
Operating income	1.03%	1.41%

________________________________________

1 Includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets. Additionally, in the fourth quarter of fiscal 2026, the Company recorded a tax benefit of $87.1 million related to the pending divestiture of MWI Animal Health and an unfavorable valuation adjustment of $146.8 million related to Swiss deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2025
	Gross Profit	Operating Expenses	Operating Income	(Loss) Income Before Income Taxes	Income Tax Expense	Net (Loss) Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,953,577	$2,935,074	$18,503	$(187,044)	$146,027	$(339,704)	$(1.75)
Gains from antitrust litigation settlements	(5,361)	—	(5,361)	(5,361)	6,777	(12,138)	(0.06)
LIFO credit	(56,963)	—	(56,963)	(56,963)	(10,471)	(46,492)	(0.24)
Türkiye highly inflationary impact	13,161	—	13,161	12,660	16,504	(3,844)	(0.02)
Acquisition-related intangibles amortization	—	(126,292)	126,292	126,292	10,255	115,079	0.59
Litigation and opioid-related expenses	—	(14,408)	14,408	14,408	1,252	13,156	0.07
Acquisition and divestiture-related deal and integration expenses	—	(100,114)	100,114	100,114	2,688	97,426	0.50
Restructuring and other expenses	—	(89,032)	89,032	89,032	12,665	76,367	0.39
Impairment of assets, including goodwill	—	(723,884)	723,884	837,378	18,272	819,106	4.19
Other, net	—	—	—	24,049	5,958	18,091	0.09
Tax discrete items [1]	—	—	—	1,047	(12,714)	13,761	0.07
Adjusted Non-GAAP	$2,904,414	$1,881,344	$1,023,070	$955,612	$197,213	$750,808	$3.84	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.53%	3.47%
Operating expenses	3.51%	2.25%
Operating income	0.02%	1.22%
______________________________________

1 Includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2026
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$13,868,167	$9,938,102	$3,930,065	$4,580,814	$1,079,393	$3,483,899	$17.95
Gains from antitrust litigation settlements	(72,539)	—	(72,539)	(72,539)	(10,266)	(62,273)	(0.32)
LIFO credit	(387,491)	—	(387,491)	(387,491)	(92,164)	(295,327)	(1.52)
Türkiye highly inflationary impact	53,886	—	53,886	50,784	—	50,784	0.26
Acquisition-related intangibles amortization	—	(474,677)	474,677	474,677	92,730	386,429	1.99
Litigation and opioid-related credit, net [1]	—	148,870	(148,870)	(148,870)	7,061	(155,931)	(0.80)
Acquisition and divestiture-related deal and integration expenses, net	—	(533,027)	533,027	533,027	60,083	472,944	2.44
Restructuring and other expenses, net	—	(180,794)	180,794	180,794	31,347	149,447	0.77
Impairment of assets, including goodwill [2]	—	(249,498)	249,498	249,498	50,110	199,388	1.03
Remeasurement gain related to the OneOncology acquisition [3]	—	—	—	(1,086,612)	(252,460)	(834,152)	(4.30)
Other, net	—	—	—	(21,888)	(9,248)	(12,640)	(0.07)
Tax discrete items [4]	—	—	—	(3,089)	(108,486)	105,397	0.54
Adjusted Non-GAAP	$13,462,023	$8,648,976	$4,813,047	$4,349,105	$848,100	$3,487,965	$17.97

Adjusted Non-GAAP % change vs. prior year	20.0%	23.7%	14.0%	10.1%	4.5%	11.7%	12.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	4.11%	3.99%
Operating expenses	2.95%	2.56%
Operating income	1.16%	1.43%

________________________________________

1 Includes a $102.0 million reduction of opioid liability related to the dismissal of opioid litigation and an $86.8 million credit related to a derivative lawsuit settlement.

2 Impairment of assets, including goodwill related to our U.S. Consulting Services business, which was divested in April 2026.

3 In connection with the acquisition of OneOncology, the Company recorded a gain on the remeasurement of its equity method investment and the extinguishment of the put option liability related to its previously held investment in OneOncology.

4 Includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets. Additionally, in fourth quarter of fiscal 2026, the Company recorded a tax benefit of $87.1 million related to the pending divestiture of MWI Animal Health and an unfavorable valuation adjustment of $146.8 million related to Swiss deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$11,478,539	$8,849,938	$2,628,601	$2,258,336	$690,522	$1,554,169	$7.96
Gains from antitrust litigation settlements	(236,372)	—	(236,372)	(236,372)	(46,247)	(190,125)	(0.97)
LIFO credit	(76,876)	—	(76,876)	(76,876)	(15,041)	(61,835)	(0.32)
Türkiye highly inflationary impact	49,571	—	49,571	55,519	16,504	39,015	0.20
Acquisition-related intangibles amortization	—	(553,028)	553,028	553,028	108,203	441,902	2.26
Litigation and opioid-related expenses	—	(60,671)	60,671	60,671	11,871	48,800	0.25
Acquisition and divestiture-related deal and integration expenses	—	(291,044)	291,044	291,044	29,315	261,729	1.34
Restructuring and other expenses	—	(229,422)	229,422	229,422	44,888	184,534	0.95
Impairment of assets, including goodwill	—	(723,884)	723,884	837,378	18,272	819,106	4.20
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	(2,264)	1,200	(3,464)	(0.02)
Tax discrete items [2]	—	—	—	(14,610)	(47,536)	32,926	0.17
Adjusted Non-GAAP	$11,214,862	$6,991,889	$4,222,973	$3,951,097	$811,951	$3,122,578	$16.00

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.57%	3.49%
Operating expenses	2.75%	2.18%
Operating income	0.82%	1.31%
 ________________________________________

1 Represents the Company’s portion of an equity method investment’s gain on the sale of a business.

2 Includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$78,290,864	$74,246,417	5.4%
International Healthcare Solutions	7,798,400	7,420,373	5.1%
Other	2,302,073	2,091,507	10.1%
Intersegment eliminations	(36,807)	(29,743)

Revenue	$88,354,530	$83,728,554	5.5%

	Three Months Ended September 30,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$997,635	$817,889	22.0%
International Healthcare Solutions	152,132	130,752	16.4%
Other	101,075	74,429	35.8%
Intersegment eliminations	(1,944)	—
Total segment operating income	1,248,898	1,023,070	22.1%

Gains from antitrust litigation settlements	38,355	5,361
LIFO credit	5,595	56,963
Türkiye highly inflationary impact	(15,439)	(13,161)
Acquisition-related intangibles amortization	(116,035)	(126,292)
Litigation and opioid-related expenses	(12,066)	(14,408)
Acquisition and divestiture-related deal and integration expenses, net	(177,375)	(100,114)
Restructuring and other expenses, net	(65,127)	(89,032)
Goodwill impairment	—	(723,884)
Operating income	$906,806	$18,503	4,800.9%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	3.12%	2.51%
Operating expenses	1.85%	1.40%
Operating income	1.27%	1.10%

International Healthcare Solutions
Gross profit	10.29%	9.99%
Operating expenses	8.34%	8.23%
Operating income	1.95%	1.76%

Other
Gross profit	14.30%	14.57%
Operating expenses	9.91%	11.01%
Operating income	4.39%	3.56%

Cencora, Inc. (GAAP)
Gross profit	4.08%	3.53%
Operating expenses	3.05%	3.51%
Operating income	1.03%	0.02%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	4.04%	3.47%
Adjusted operating expenses	2.63%	2.25%
Adjusted operating income	1.41%	1.22%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY OF SEGMENT INFORMATION
(dollar in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2026	2025	% Change
U.S. Healthcare Solutions	$298,128,530	$284,963,849	4.6%
International Healthcare Solutions	30,668,578	28,329,443	8.3%
Other	8,739,921	8,157,833	7.1%
Intersegment eliminations	(139,730)	(118,306)

Revenue	$337,397,299	$321,332,819	5.0%

	Fiscal Year Ended September 30,
Operating income	2026	2025	% Change
U.S. Healthcare Solutions	$3,793,443	$3,283,433	15.5%
International Healthcare Solutions	635,937	587,805	8.2%
Other	392,861	351,713	11.7%
Intersegment eliminations	(9,194)	22
Total segment operating income	4,813,047	4,222,973	14.0%

Gains from antitrust litigation settlements	72,539	236,372
LIFO credit	387,491	76,876
Türkiye highly inflationary impact	(53,886)	(49,571)
Acquisition-related intangibles amortization	(474,677)	(553,028)
Litigation and opioid-related credit (expenses), net	148,870	(60,671)
Acquisition and divestiture-related deal and integration expenses, net	(533,027)	(291,044)
Restructuring and other expenses, net	(180,794)	(229,422)
Impairment of assets, including goodwill	(249,498)	(723,884)
Operating income	$3,930,065	$2,628,601	49.5%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	3.00%	2.46%
Operating expenses	1.73%	1.31%
Operating income	1.27%	1.15%

International Healthcare Solutions
Gross profit	10.53%	10.44%
Operating expenses	8.45%	8.37%
Operating income	2.07%	2.07%

Other
Gross profit	14.81%	15.40%
Operating expenses	10.31%	11.08%
Operating income	4.50%	4.31%

Cencora, Inc. (GAAP)
Gross profit	4.11%	3.57%
Operating expenses	2.95%	2.75%
Operating income	1.16%	0.82%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.99%	3.49%
Adjusted operating expenses	2.56%	2.18%
Adjusted operating income	1.43%	1.31%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2026	2025
ASSETS

Current assets:
Cash and cash equivalents	$4,880,335	$4,356,138
Accounts receivable, net	26,334,293	25,225,299
Inventories	21,363,504	20,492,480
Right to recover assets	1,276,481	1,625,817
Prepaid expenses and other	697,152	539,339
Assets held for sale	3,899,794	—
Total current assets	58,451,559	52,239,073

Property and equipment, net	3,039,044	2,539,076
Goodwill and other intangible assets	22,456,349	17,450,701
Deferred income taxes	24,564	208,810
Other long-term assets	3,133,461	4,152,452

Total assets	$87,104,977	$76,590,112

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$58,011,400	$54,719,761
Accrued expenses and other	3,260,406	2,982,993
Short-term debt	203,208	117,785
Liabilities held for sale	905,879	—
Total current liabilities	62,380,893	57,820,539

Long-term debt	11,062,938	7,542,988
Accrued income taxes	395,315	337,631
Deferred income taxes	1,759,694	1,620,724
Accrued litigation liability	3,670,097	3,881,283
Other long-term liabilities	4,154,800	3,639,862

Total stockholders’ equity	3,681,240	1,747,085

Total liabilities and stockholders’ equity	$87,104,977	$76,590,112

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2026	2025
Operating Activities:
Net income	$3,501,421	$1,567,814
Adjustments to reconcile net income to net cash provided by operating activities	603,638	2,271,882
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,491,136)	(1,923,411)
Inventories	(1,343,488)	(1,269,429)
Accounts payable	4,014,548	3,693,364
Other, net	(494,816)	(465,100)
Net cash provided by operating activities	4,790,167	3,875,120

Investing Activities:
Capital expenditures	(909,501)	(667,981)
Cost of acquired companies, net of cash acquired	(4,994,581)	(4,095,630)
Cost of equity investments	(39,434)	(196,242)
Other, net	142,913	(17,440)
Net cash used in investing activities	(5,800,603)	(4,977,293)

Financing Activities:
Net debt borrowings [1]	3,248,489	3,195,668
Purchases of common stock	(1,000,052)	(435,471)
Cash dividends on common stock	(476,813)	(437,081)
Employee tax withholdings related to restricted share vesting	(105,357)	(77,783)
Other, net	(13,138)	3,781
Net cash provided by financing activities	1,653,129	2,249,114
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(46,486)	(50,272)
Increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	596,207	1,096,669
Less: Increase in cash classified within assets held for sale	(19,267)	—
Increase in cash, cash equivalents, and restricted cash	576,940	1,096,669
Cash, cash equivalents, and restricted cash at beginning of fiscal year [2]	4,394,549	3,297,880
Cash, cash equivalents, and restricted cash at end of fiscal year [2]	$4,971,489	$4,394,549

________________________________________
1 Includes the issuance of $3.0 billion of senior notes and $1.5 billion of term loans to finance a portion of the February 2, 2026 acquisition of OneOncology in the fiscal year ended September 30, 2026. Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America and the issuance of $1.1 billion of senior notes, offset in part by $700 million of term loan repayments and the repayment of $500 million of senior notes in the fiscal year ended September 30, 2025.
2     The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and     restricted cash in the Condensed Consolidated Statements of Cash Flows:

	September 30,
(amounts in thousands)	2026	2025	2024
Cash and cash equivalents	$4,880,335	$4,356,138	$3,132,648
Restricted cash (included in Prepaid Expenses and Other)	91,154	38,411	98,596
Restricted cash (included in Other Assets)	—	—	66,636
Cash, cash equivalents, and restricted cash	$4,971,489	$4,394,549	$3,297,880

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Türkiye highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses, net; restructuring and other expenses, net; and impairment of assets, including goodwill. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition and divestiture-related deal and integration expenses, net and restructuring and other expenses, net that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related (credit) expenses, net, and the impairment of assets, including goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, remeasurement gain related to the OneOncology acquisition, gain on an equity method investment, loss on divestiture of non-core businesses, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and/or non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense (benefits) associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because it does not reflect unusual, non-operating, unpredictable, non-recurring or non-cash amounts or items that are outside the control of the Company.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Türkiye highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related (credit) expenses, net; acquisition and divestiture-related deal and integration expenses, net; restructuring and other expenses, net; impairment of assets, including goodwill; the remeasurement gain related to the acquisition of OneOncology; gain on equity method investment; loss on divestiture of non-core businesses; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Diluted weighted average common shares outstanding has been adjusted to include the impact of restricted stock units and stock options that were antidilutive for the GAAP presentation due to a GAAP net loss in the fourth quarter and fiscal year ended September 30, 2025. Management believes that adjusted diluted shares outstanding is useful to investors because it facilitates the calculation of adjusted diluted earnings per share.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing expectations on possible future cash flows. The Company does not provide forward looking expectations on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated. Below is a reconciliation of operating cash flows to adjusted free cash flows for the fiscal year ended September 30, 2026:

Reconciliation of adjusted free cash flows
Operating cash flows	$4,790M
Capital expenditures	$(910)M
Free cash flows	$3,881M
Gains from antitrust litigation settlements	$(73)M
Adjusted free cash flows	$3,808M

The Company also presents revenue and operating income on a “constant currency” basis, which are non-GAAP financial measures. These amounts are calculated by translating current period GAAP results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and management believes that this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. Below is a summary of revenue and adjusted operating income on an as-reported basis and on a constant currency basis for the three months ended September 30, 2026:

	Revenue	Adjusted Operating Income
Consolidated
As reported	$88.4B	$1,249M
Impact of foreign currency translation	$0.2B	$3M
Constant currency	$88.6B	$1,252M
International Healthcare Solutions segment
As reported	$7.8B	$152M
Impact of foreign currency translation	$0.2B	$3M
Constant currency	$8.0B	$155M

In addition, the Company has provided non-GAAP fiscal year 2027 expectations for diluted earnings per share, operating income, effective income tax rate and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking expectations on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations and Enterprise Productivity
bennett.murphy@cencora.com

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